Exhibit 99.2

BRISTOL-MYERS SQUIBB COMPANY

DOMESTIC* NET SALES BY PRODUCT

QUARTERLY SALES TREND ANALYSIS

($ in millions)

	2006							2007							% Change		% Change in U.S. Total Prescription****
	1st Qtr	2nd Qtr	6 Months	3rd Qtr	9 Months	4th Qtr	Year	1st Qtr	2nd Qtr	6 Months	3rd Qtr	9 Months	4th Qtr	Year	Qtr vs. Qtr	YTD vs. YTD	Qtr vs. Qtr	YTD vs. YTD
Total Company	$2,638	$2,806	$5,444	$2,170	$7,614	$2,115	$9,729	$2,505							-5%	-5%

PHARMACEUTICALS	2,076	2,205	4,281	1,619	5,900	1,517	7,417	1,944							-6%	-6%

Cardiovascular	1,341	1,330	2,671	752	3,423	616	4,039	1,045							-22%	-22%
Plavix	850	988	1,838	474	2,312	343	2,655	787							-7%	-7%	-36%	-36%
Pravachol	302	128	430	73	503	50	553	57							-81%	-81%	-86%	-86%
Avapro/ Avalide	139	167	306	159	465	182	647	163							17%	17%	-1%	-1%
Coumadin	47	46	93	45	138	48	186	38							-19%	-19%	-17%	-17%

Virology	259	270	529	292	821	327	1,148	319							23%	23%
Reyataz	119	122	241	129	370	144	514	143							20%	20%	17%	17%
Sustiva Franchise*****	108	115	223	128	351	144	495	144							33%	33%	25%	25%
Baraclude	9	9	18	14	32	18	50	17							89%	89%	127%	127%

Oncology	159	187	346	201	547	195	742	182							14%	14%
Erbitux	136	172	308	173	481	165	646	158							16%	16%	N/A	N/A
Taxol	4	4	8	2	10	2	12	4							—	—	N/A	N/A
Sprycel	—	—	—	11	11	11	22	10							—	—	N/A	N/A

Affective (Psychiatric) Disorders	237	286	523	266	789	302	1,091	305							29%	29%
Abilify**	231	267	498	260	758	294	1,052	293							27%	27%	14%	14%

Immunoscience	5	18	23	34	57	31	88	40							* **	* **
Orencia	5	18	23	34	57	31	88	40							* **	* **	N/A	N/A

Other Pharmaceuticals
Efferalgan	—	—	—	—	—	—	—	—							—	—	N/A	N/A

NUTRITIONALS	247	282	529	267	796	295	1,091	274							11%	11%
Enfamil	155	174	329	169	498	190	688	171							10%	10%	N/A	N/A
Enfagrow	—	—	—	—	—	—	—	—							—	—	N/A	N/A

OTHER HEALTH CARE	231	226	457	215	672	232	904	214							-7%	-7%

CONVATEC	73	85	158	84	242	101	343	78							7%	7%
Ostomy	34	41	75	39	114	45	159	34							—	—	N/A	N/A
Wound Therapeutics	30	34	64	36	100	43	143	32							7%	7%	N/A	N/A

MEDICAL IMAGING	158	141	299	131	430	131	561	136							-14%	-14%
Cardiolite	91	91	182	86	268	90	358	87							-4%	-4%	N/A	N/A

*	This table presents Total Company sales on a legal entity source basis and segment and product sales on a country management reported basis.

As a result, the sum of segment sales does not tie to Total Company sales.

**	Includes alliance revenue from the co-promotional agreement with Otsuka Pharmaceutical Co., Ltd.
***	In excess of +/- 200%
****	The estimated total U.S. prescription change for the retail and mail order channels are calculated based on Next-Generation Precription Services (NGPS) version 2.0 data on a weighted-average basis. NGPS data is provided by IMS Health, a supplier of market research for the pharmaceutical industry. The weighted-average basis reflects the fact that mail order prescriptions include a greater volume of product supplied compared to retail prescriptions, which on average are 90 days for mail order and 30 days for retail. The calculation is derived by multiplying NGPS mail order prescription data by a factor that approximates three and adding to this the NGPS retail prescriptions.
*****	Beginning in the third quarter of 2006, the Sustiva Franchise includes sales of branded Sustiva, as well as revenue of bulk efavirenz included in the combination therapy, Atripla. Atripla is sold through a joint venture with Gilead Sciences, Inc. The change in U.S. total prescriptions growth for the Sustiva Franchise includes both branded Sustiva and Atripla prescription units.

BRISTOL-MYERS SQUIBB COMPANY

U.S. PHARMACEUTICALS NET SALES

EXCLUDING ESTIMATED IMPACT OF LAUNCH OF GENERIC CLOPIDOGREL BISULFATE

($ in millions)

	2007	2006	% Change
	Q1	Q1	Qtr vs. Qtr
U.S Pharmaceuticals Net Sales

U.S Pharmaceuticals Net Sales as Reported	$1,932	$2,064	-6%
Estimated Impact of Launch of Generic Clopidogrel Bisulfate	200 to 250	—	—

U.S Pharmaceuticals Net Sales Excluding the Estimated Impact of Launch of Generic Clopidogrel Bisulfate	$2,132 to $2,182	$2,064	3% to 6%